Filed Pursuant to Rule 424(b)(2)
Registration Nos. 333-138503
333-138503-01
333-138503-02

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Series 2007B Floating Rate Extendible Senior Notes	$400,000,000	$12,280

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.
(2)

This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in The Southern Company’s Registration Statement on Form S-3 (Registation Nos. 333-138503, 333-138503-01 and 333-138503-02).

PROSPECTUS SUPPLEMENT
(To Prospectus dated January 11, 2007)
$400,000,000

Series 2007B Floating Rate Extendible Senior Notes

This is a public offering by The Southern Company of $400,000,000 of Series 2007B Floating Rate Extendible Senior Notes. The initial maturity date of the Series 2007B Senior Notes is April 18, 2008. Holders of Series 2007B Senior Notes will be entitled to extend the maturity date of any of their Series 2007B Senior Notes for one month periods on the 20th calendar day of each month, beginning April 20, 2007, in accordance with the procedures described in this Prospectus Supplement. If a holder does not extend the maturity date of a Series 2007B Senior Note, that holder will receive a non-extendible substitute note for any Series 2007B Senior Note not so extended. The substitute note will retain the then-current maturity date of the original note, which is generally 366 days after the election date. In no event may the maturity of any Series 2007B Senior Note be extended beyond April 19, 2012, the final maturity date.

Interest on the Series 2007B Senior Notes is payable on March 20, June 20, September 20 and December 20 of each year, beginning June 20, 2007. The per annum interest rate on the Series 2007B Senior Notes will be reset quarterly based on the 3-month LIBOR plus the applicable spread for that interest period.

The Series 2007B Senior Notes are not redeemable prior to maturity.

The Series 2007B Senior Notes are unsecured and unsubordinated and rank equally with all of The Southern Company’s other unsecured and unsubordinated indebtedness from time to time outstanding and will be effectively subordinated to all secured indebtedness of The Southern Company.

See “RISK FACTORS” beginning on page S-3 for a description of certain risks associated with investing in the Series 2007B Senior Notes.

	Per Series
	2007B
	Senior Note	Total

Public Offering Price (1)	100.000%	$400,000,000
Underwriting Discount	0.125%	$500,000
Proceeds, before expenses, to The Southern Company	99.875%	$399,500,000

(1)	Plus accrued interest, if any, from the date of original issuance of the Series 2007B Senior Notes, which is expected to be March 28, 2007.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement or the accompanying Prospectus. Any representation to the contrary is a criminal offense.

The Series 2007B Senior Notes should be delivered on or about March 28, 2007 through the book-entry facilities of The Depository Trust Company.

Joint Book-Running Managers

Goldman, Sachs & Co.	Morgan Stanley

March 20, 2007

In making your investment decision, you should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus and any written communication from The Southern Company or the underwriters specifying the final terms of the offering. We have not, and the underwriters have not, authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it.

We are offering to sell the Series 2007B Senior Notes only in places where sales are permitted.

You should not assume that the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus is accurate as of any date other than its respective date.

RISK FACTORS

Investing in the Series 2007B Senior Notes involves risk. Please see the risk factors in The Southern Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which is incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The risks and uncertainties not presently known to The Southern Company or that The Southern Company currently deems immaterial may also impair its business operations, its financial results and the value of the Series 2007B Senior Notes.

THE COMPANY

The Southern Company (the “Company”) was incorporated under the laws of Delaware on November 9, 1945. The Company is domesticated under the laws of Georgia and is qualified to do business as a foreign corporation under the laws of Alabama. The principal executive offices of the Company are located at 30 Ivan Allen Jr. Boulevard, N.W., Atlanta, Georgia 30308, and the telephone number is (404) 506-5000.

SELECTED FINANCIAL INFORMATION

The following selected financial information for the years ended December 31, 2002 through December 31, 2006 has been derived from the Company’s audited financial statements and related notes and the unaudited selected financial data, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The information set forth below is qualified in its entirety by reference to and, therefore, should be read together with management’s discussion and analysis of results of operations and financial condition, the financial statements and related notes and other financial information incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

	Year Ended December 31,
	2002	2003	2004	2005	2006
	(Millions, except ratios)

Operating Revenues	$10,447	$11,018	$11,729	$13,554	$14,356
Earnings from Continuing Operations Before Income Taxes	1,841	2,101	2,114	2,186	2,355
Earnings from Continuing Operations	1,315	1,483	1,529	1,591	1,574
Net Income	1,318	1,474	1,532	1,591	1,573
Ratio of Earnings to Fixed Charges(1)	3.57	3.88	3.86	3.65	3.46

	Capitalization
	As of December 31, 2006
	Actual	As Adjusted(2)
	(Millions, except percentages)

Common Stockholders’ Equity	$11,371	$11,371	43.8%
Preferred and Preference Stock of Subsidiaries	744	744	2.9
Senior Notes	8,020	9,370	36.1
Long-term Debt Payable to Affiliated Trusts	1,561	1,525	5.9
Other Long-term Debt	2,922	2,922	11.3

Total, excluding amounts due within one year	$24,618	$25,932	100.0%

(1)	This ratio is computed as follows: (i) “Earnings” have been calculated by adding to “Earnings from Continuing Operations Before Income Taxes” “Interest expense, net of amounts capitalized,” “Interest expense to affiliate trusts,” “Distributions on mandatorily redeemable preferred securities” and the debt portion of allowance for funds used during construction; and (ii) “Fixed Charges” consist of “Interest expense, net of amounts capitalized,” “Interest expense to affiliate trusts,” “Preferred and preference dividends of subsidiaries,” “Distributions on mandatorily redeemable preferred securities” and the debt portion of allowance for funds used during construction. In computing this ratio, “Preferred and preference dividends of subsidiaries”

represent the before tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods.

(2)	Reflects (i) the issuance in January 2007 by the Company of $500,000,000 aggregate principal amount of Series 2007A 5.30% Senior Notes due January 15, 2012; (ii) the issuance in February 2007 by Alabama Power Company of $200,000,000 aggregate principal amount of Series 2007A 5.55% Senior Notes due February 1, 2017; (iii) the issuance in March 2007 by Georgia Power Company of $250,000,000 aggregate principal amount of Series 2007A 5.65% Senior Notes due March 1, 2037; (iv) the proposed redemption in April 2007 by Mississippi Power Company of $35,000,000 aggregate principal amount of Series B 7.20% Junior Subordinated Notes due December 30, 2041 and the related 7.20% Trust Originated Preferred Securities of Mississippi Power Capital Trust II (as well as $1,082,000 of such Series B Junior Subordinated Notes related to Mississippi Power Company’s ownership of the common securities of Mississippi Power Capital Trust II); and (v) the proposed issuance of the Series 2007B Senior Notes offered hereby.

USE OF PROCEEDS

The proceeds from the sale of the Series 2007B Senior Notes will be used by the Company to repay a portion of its outstanding short-term indebtedness, which aggregated approximately $709,000,000 as of March 19, 2007, and for other general corporate purposes.

DESCRIPTION OF THE SERIES 2007B SENIOR NOTES

Set forth below is a description of the specific terms of the Series 2007B Floating Rate Extendible Senior Notes (the “Series 2007B Senior Notes”). This description supplements, and should be read together with, the description of the general terms and provisions of the senior notes set forth in the accompanying Prospectus under the caption “Description of the Senior Notes.” The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Senior Note Indenture (the “Senior Note Indenture”) dated as of January 1, 2007, as supplemented, between the Company and Wells Fargo Bank, National Association, as trustee (the “Senior Note Indenture Trustee”).

General

The Series 2007B Senior Notes will be issued as a series of senior notes under the Senior Note Indenture. The Series 2007B Senior Notes will be initially issued in the aggregate principal amount of $400,000,000. The Company may, without the consent of the holders of the Series 2007B Senior Notes, issue additional notes having the same ranking and interest rate, final maturity date and other terms as the Series 2007B Senior Notes, except for the public offering price and issue date and the initial interest accrual date and initial Interest Payment Date (as defined below), if applicable. Any additional notes having such similar terms, together with the Series 2007B Senior Notes, will constitute a single series of senior notes under the Senior Note Indenture.

The Series 2007B Senior Notes are not subject to any sinking fund provision. The Series 2007B Senior Notes are available for purchase in denominations of $1,000 and any integral multiple thereof.

Maturity and Extension of Maturity

The initial maturity date for the Series 2007B Senior Notes is April 18, 2008 or, if such day is not a Business Day (as defined below), the immediately preceding Business Day (the “Initial Maturity Date”). The maturity of all or any portion of the principal amount of the Series 2007B Senior Notes may be extended in accordance with the procedures set forth below. In no event will the maturity of the Series 2007B Senior Notes be extended beyond April 19, 2012 or, if such day is not a Business Day, the immediately preceding Business Day (the “Final Maturity Date”).

A holder of Series 2007B Senior Notes may elect to extend the maturity of all of such holder’s Series 2007B Senior Notes or any portion thereof having a principal amount of $1,000 or any integral multiple thereof, during the Notice Period (as defined below) relating to each Election Date (as defined below), so that the maturity thereof will be extended to the date occurring 366 calendar days from and including the 20th calendar day of the next succeeding month following such Election Date. However, if that 366th calendar day is not a Business Day, the maturity will be extended to the immediately preceding Business Day. In no event will the maturity date of the Series 2007B Senior Notes be extended beyond the Final Maturity Date.

The Election Dates will be the 20th calendar day of each month, beginning April 20, 2007, through and including March 20, 2011 (each, an “Election Date”), whether or not such day is a Business Day. For example, a holder’s election to extend the maturity date of a Series 2007B Senior Note as of April 20, 2007 (the initial Election Date) will cause the maturity date of that Series 2007B Senior Note to be extended from April 18, 2008 to May 19, 2008 (or the immediately preceding Business Day, if May 19, 2008 is not a Business Day). A holder’s election to extend the maturity date of a Series 2007B Senior Note as of March 20, 2011, (the last Election Date) will cause the maturity date of that Series 2007B Senior Note to be extended from March 19, 2012 to April 19, 2012, the Final Maturity Date (or the immediately preceding Business Day, if April 19, 2012 is not a Business Day).

To make an election to extend the maturity of a Series 2007B Senior Note effective on any Election Date, a holder must deliver a notice of election during the Notice Period for that Election Date. The Notice Period for each Election Date will begin on the fifth Business Day prior to the Election Date and end at the close of business, New York City time, on the Election Date (the “Notice Period”); provided, however, if the Election Date is not a Business Day, the Notice Period will be extended to the Business Day next following the Election Date. A notice of election must be delivered to the Senior Note Indenture Trustee, through the normal clearing channels described in more detail below, on or after the first day of the Notice Period and no later than the close of business, New York City time, on the last Business Day in the Notice Period relating to the applicable Election Date. Upon delivery to the Senior Note Indenture Trustee of a notice of election to extend the maturity of the Series 2007B Senior Notes or any portion thereof during any Notice Period, that election will be revocable during each day of such Notice Period, until 12:00 noon, New York City time, on the last Business Day in the Notice Period relating to the applicable Election Date, at which time such notice will become irrevocable.

If on any Election Date, a holder of Series 2007B Senior Notes does not make a timely and proper election to extend the maturity of all or any portion of the principal amount of that holder’s Series 2007B Senior Notes, the principal amount of Series 2007B Senior Notes for which no such election has been made will be due and payable on the then-current maturity date. The principal amount of Series 2007B Senior Notes for which such election is not exercised will be represented by a substitute non-extendible note deemed to be issued as of such Election Date. If a holder of Series 2007B Senior Notes elects to extend the maturity of only a portion of a note, the principal amount of the note remaining after extension must be in an authorized denomination. The substitute non-extendible note so issued will have the same terms as the original Series 2007B Senior Notes, except that it will not be extendible, it will have a different CUSIP number, and its maturity date will be the Initial Maturity Date or any later date to which the maturity of the Series 2007B Senior Notes has been previously extended. Interest on a substitute non-extendible note shall accrue from and including the last Interest Payment Date on the related original Series 2007B Senior Notes. A holder’s failure to elect to extend the maturity of all or any portion of its Series 2007B Senior Notes will be irrevocable and will be binding upon any subsequent holder of such Series 2007B Senior Notes.

The Series 2007B Senior Notes will be issued in registered global form and will remain on deposit with the depositary for the Series 2007B Senior Notes as described below under “Book-Entry Only Issuance — The Depository Trust Company.” The Depository Trust Company (“DTC”) will be the initial depositary for the Series 2007B Senior Notes. Therefore, a holder of the Series 2007B Senior Notes must exercise the option to extend the maturity of the Series 2007B Senior Notes through the depositary. To ensure that the depositary will receive timely notice of an election to extend the maturity of all or a portion of the Series 2007B Senior Notes so that it can deliver notice of such election to the Senior Note Indenture Trustee prior to the close of business on the last Business Day in the Notice Period, holders must instruct the Direct Participant (as defined below) or Indirect Participant (as defined below) through which an interest in the Series 2007B Senior Notes is held to notify the depositary of an election to extend the maturity of the Series 2007B Senior Notes in accordance with the then-applicable operating procedures of the depositary.

The depositary must receive any notice of election from its participants no later than 12:00 noon, New York City time, on the last Business Day in the Notice Period for any Election Date. A holder should consult the Direct or

Indirect Participant through which it holds an interest in the Series 2007B Senior Notes to ascertain the cut-off time in order to ensure timely notice will be delivered to the depositary.

None of the Company, the Senior Note Indenture Trustee or any agent of either of them will have any liability to the holder or any Direct Participant, Indirect Participant or Beneficial Owner (as defined below) for any delay in exercising the option to extend the maturity of a Series 2007B Senior Note.

The Company makes no recommendation as to whether a holder should extend the maturity of a Series 2007B Senior Note. Holders are urged to consult their own advisors as to the desirability of exercising the right to extend the maturity of the Series 2007B Senior Notes.

Interest

Each Series 2007B Senior Note shall accrue interest at the Coupon Rate (as defined below) from the date of original issuance, payable quarterly in arrears on March 20, June 20, September 20 and December 20 of each year (each, an “Interest Payment Date”) to the person in whose name such Series 2007B Senior Note is registered at the close of business on the fifteenth calendar day prior to such Interest Payment Date (whether or not a Business Day). However, interest payable on the maturity date of a Series 2007B Senior Note will be paid to the same person to whom the principal is payable. The final Interest Payment Date for a Series 2007B Senior Note shall be the relevant maturity date for that Series 2007B Senior Note. The period from and including the date of original issuance to but excluding the next succeeding Interest Payment Date and each succeeding period beginning on and including the immediately preceding Interest Payment Date to but excluding the next succeeding Interest Payment Date is referred to herein as an “Interest Period.” The rate at which interest shall accrue for each Interest Period shall be the relevant “Coupon Rate” for that Interest Period. Such interest shall accrue on the basis of the actual number of days in each Interest Period and a year of 360 days. The initial Interest Payment Date is June 20, 2007.

Interest on the Series 2007B Senior Notes will be payable, in arrears, on each Interest Payment Date, including any Interest Payment Date on which the holder elects to extend such Series 2007B Senior Notes as described under “Maturity and Extension of Maturity” above. In the event that any Interest Payment Date is not a Business Day, then the Interest Payment Date will be the next succeeding day which is a Business Day, unless:

(i)	that next succeeding Business Day falls in the next succeeding calendar month; or

(ii)	the Interest Payment Date that does not occur on a Business Day is also a scheduled maturity date for the relevant Series 2007B Senior Note,

in which case, the relevant Interest Payment Date or maturity date for the relevant Series 2007B Senior Note, as the case may be, will be the immediately preceding Business Day and interest will accrue to but excluding that immediately preceding Business Day.

“Business Day” means a day other than (i) a Saturday or Sunday, (ii) a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed or (iii) a day on which the Senior Note Indenture Trustee’s corporate trust office is closed for business.

Coupon Rate

The rate of interest for the Series 2007B Senior Notes (whether represented by an extendible note or a substitute note) shall be a per annum rate (the “Coupon Rate”) equal to LIBOR (as defined below) for each Interest Period plus the Applicable Spread. The “Applicable Spread” for any Interest Period shall be determined as of the first day of such Interest Period based on the table below.

Date of Determination	Applicable Spread

From the original issue date but prior to the Interest Payment Date in March 2008	plus .01%
On or after the Interest Payment Date in March 2008 but prior to the Interest Payment Date in March 2009	plus .02%
On or after the Interest Payment Date in March 2009 but prior to the Interest Payment Date in March 2010	plus .03%
On or after the Interest Payment Date in March 2010 but prior to the Interest Payment Date in March 2011	plus .04%
On or after the Interest Payment Date in March 2011 but prior to the Interest Payment Date in April 2012	plus .05%

“Calculation Agent” means Wells Fargo Bank, National Association, or its successor appointed by the Company, acting as calculation agent for the Series 2007B Senior Notes.

“LIBOR” means for any Interest Period the rate for deposits in U.S. dollars for the applicable period referred to below that appears on Reuters Page LIBOR01 (as defined below) as of 11:00 a.m., London time, on the second LIBOR Business Day (as defined below) prior to the first day of such Interest Period (a “LIBOR Determination Date”). If such rate does not appear on such page at such time, then the Calculation Agent will request the principal London office of each of four major reference banks, which may include one or more of the Underwriters (as defined below) or their affiliates, in the London interbank market, selected by the Calculation Agent (after consultation with the Company), to provide such bank’s offered quotation to prime banks in the London interbank market for deposits in U.S. dollars in a Representative Amount (as defined below) and for the applicable period referred to below, as of 11:00 a.m., London time, on the LIBOR Determination Date. If at least two such quotations are so provided, LIBOR will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, the Calculation Agent will request each of three major banks, which may include one or more of the Underwriters or their affiliates, in The City of New York (after consultation with the Company) to provide such bank’s rate to leading European banks for loans in U.S. dollars in a Representative Amount and for the applicable period referred to below, as of approximately 11:00 a.m., New York City time, on the LIBOR Determination Date. If at least two such rates are so provided, LIBOR will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR will be LIBOR in effect during the preceding Interest Period. All percentages resulting from any calculation on a Series 2007B Senior Note will be rounded to the nearest one hundred-thousandth of a percentage point, with a five-one millionths of a percentage point rounded upwards, and all dollar amounts used in or resulting from such calculation on the Series 2007B Senior Notes will be rounded to the nearest cent (with one-half cent being rounded upwards). The applicable period referred to above is three month(s), in each case commencing on the first day of the applicable Interest Period, except that the applicable period referred to above for the final Interest Period for any Series 2007B Senior Notes will be (i) one month, if the final Interest Period is a period of one month, (ii) two months, if the final Interest Period is a period of two months, and (iii) three months, if the final Interest Period is a period of three months.

“LIBOR Business Day” means any day that is a Business Day and a day on which dealings in U.S. dollars are transacted in the London interbank market.

“Representative Amount” shall mean a principal amount of not less than U.S. $1,000,000 that is, in the Calculation Agent’s judgment, representative for a single transaction in the relevant market at the relevant time.

“Reuters Page LIBOR01” means the display designated as “LIBOR01” on Reuters 3000 Xtra (or any successor service) (or such other page as may replace Page LIBOR01 on Reuters 3000 Xtra or any successor service).

All calculations made by the Calculation Agent for the purposes of calculating the interest rates on the Series 2007B Senior Notes shall be conclusive and binding on the holders of such Series 2007B Senior Notes, the Company and the Senior Note Indenture Trustee, absent manifest error.

Ranking

The Series 2007B Senior Notes will be direct, unsecured and unsubordinated obligations of the Company and will rank equally with all other unsecured and unsubordinated obligations of the Company. Since the Company is a holding company, the right of the Company and, hence, the right of creditors of the Company (including holders of the Series 2007B Senior Notes) to participate in any distribution of the assets of any subsidiary of the Company, whether upon liquidation, reorganization or otherwise, is subject to prior claims of creditors of each subsidiary. The Series 2007B Senior Notes will be effectively subordinated to all secured debt of the Company. The Company had no secured debt outstanding at December 31, 2006. The Senior Note Indenture contains no restrictions on the amount of additional indebtedness that may be issued by the Company.

Redemption

The Series 2007B Senior Notes will not be redeemable by the Company prior to maturity.

Book-Entry Only Issuance — The Depository Trust Company

DTC will act as the initial securities depository for the Series 2007B Senior Notes. The Series 2007B Senior Notes will be issued only as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee, or such other name as may be requested by an authorized representative of DTC. One or more fully registered global Series 2007B Senior Notes certificates will be issued, representing in the aggregate the total principal amount of the Series 2007B Senior Notes, and will be deposited with the Senior Note Indenture Trustee on behalf of DTC.

DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “1934 Act”). DTC holds and provides asset servicing for over 2.2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments from over 100 countries that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation (NSCC, FICC and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). DTC has Standard & Poor’s, a division of The McGraw Hill Companies, Inc., highest rating: AAA. The DTC rules applicable to its Direct and Indirect Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Purchases of Series 2007B Senior Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Series 2007B Senior Notes on DTC’s records. The ownership interest of each actual purchaser of Series 2007B Senior Notes (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchases. Beneficial Owners are, however, expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Series 2007B Senior Notes. Transfers of ownership interests in the Series 2007B Senior Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Series 2007B Senior Notes, except in the event that use of the book-entry system for the Series 2007B Senior Notes is discontinued.

To facilitate subsequent transfers, all Series 2007B Senior Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Series 2007B Senior Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any changes in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Series 2007B Senior Notes. DTC’s records reflect only the identity of the Direct Participants to whose accounts such Series 2007B Senior Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Although voting with respect to the Series 2007B Senior Notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Series 2007B Senior Notes unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts Series 2007B Senior Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Payments on the Series 2007B Senior Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the Company or the Senior Note Indenture Trustee on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by Direct or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in “street name,” and will be the responsibility of such Direct or Indirect Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

Except as provided herein, a Beneficial Owner of a global Series 2007B Senior Note will not be entitled to receive physical delivery of Series 2007B Senior Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Series 2007B Senior Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Series 2007B Senior Note.

DTC may discontinue providing its services as securities depository with respect to the Series 2007B Senior Notes at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depository is not obtained, Series 2007B Senior Notes certificates will be required to be printed and delivered to the holders of record. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) with respect to the Series 2007B Senior Notes. The Company understands, however, that under current industry practices, DTC would notify its Direct and Indirect Participants of the Company’s decision, but will only withdraw beneficial interests from a global Series 2007B Senior Note at the request of each Direct or Indirect Participant. In that event, certificates for the Series 2007B Senior Notes will be printed and delivered to the applicable Direct or Indirect Participant.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof. The Company has no responsibility for the performance by DTC or its Direct or Indirect Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material United States federal income tax consequences of the acquisition, ownership and disposition of the Series 2007B Senior Notes (including any substitute non-extendible notes issued to holders that do not elect to extend the maturity of such notes) (for purposes of this discussion, collectively, the “Series 2007B Senior Notes”) and constitutes the opinion of Troutman Sanders LLP with respect thereto. This discussion applies only to United States Holders (as defined below) who purchase the Series 2007B Senior Notes in the initial offering at the original issue price and who hold their Series 2007B Senior Notes as capital assets. This discussion does not address all of the federal income tax consequences that might be important to holders in light of their individual circumstances. This section does not apply to any holder that is a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings;

•	a bank;

•	an insurance company;

•	a thrift institution;

•	a partnership or other pass-through entity;

•	a regulated investment company;

•	a tax-exempt organization;

•	a person that owns Series 2007B Senior Notes that are a hedge or that are hedged against interest rate or currency risks;

•	a person that owns Series 2007B Senior Notes as part of a straddle or conversion transaction for tax purposes; or

•	a person whose functional currency for United States federal income tax purposes is not the United States dollar.

This discussion is based on the United States Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code (the “Treasury Regulations”), published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership (or entity treated as a partnership for United States federal income tax purposes) holds the Series 2007B Senior Notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. Partners in a partnership holding the Series 2007B Senior Notes should consult their tax advisors with regard to the United States federal income tax treatment or other tax consequences of an investment in the Series 2007B Senior Notes.

Prospective purchasers of the Series 2007B Senior Notes are urged to consult their own tax advisors concerning the tax consequences of acquiring, owning and disposing of the Series 2007B Senior Notes in their particular circumstances under the Code and the laws of any other taxing jurisdiction and the possible effects of changes in any applicable tax laws.

For purposes of this discussion, a holder of the Series 2007B Senior Notes is a United States Holder if the holder is a beneficial owner of a Series 2007B Senior Note and is:

•	an individual who is citizen or resident of the United States;

•	a domestic corporation, or entity treated as a corporation for United States federal income tax purposes;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust (or that has a valid election in effect to be treated as a United States Holder).

If a holder of the Series 2007B Senior Notes is not a United States Holder, this discussion does not apply to such holder and such holder should consult its own tax advisor.

Interest on the Series 2007B Senior Notes and Disposition of Series 2007B Senior Notes.  The interest rate on the Series 2007B Senior Notes should be treated as a “qualified floating rate” and thus the Series 2007B Senior Notes should qualify as a “variable rate debt instrument” for United States federal income tax purposes. Accordingly, interest on the Series 2007B Senior Notes generally should be included by a United States Holder as ordinary income at the time the interest is paid or accrued, depending on the United States Holder’s method of tax accounting. A United States Holder generally will recognize capital gain or loss on the sale, retirement or other taxable disposition of a Series 2007B Senior Note equal to the difference between the amount realized on such sale, retirement or disposition (except to the extent attributable to accrued interest, which will be taxable as ordinary income to the extent not previously included in income by the United States Holder) and the United States Holder’s tax basis in the Series 2007B Senior Notes. The deductibility of capital losses is subject to limitations. Capital gain of a non-corporate United States Holder recognized before January 1, 2009 generally will be taxed at a maximum rate of 15% if the United States Holder’s holding period is greater than one year.

Special rules may apply if substitute non-extendible notes issued to United States Holders that do not elect to extend the maturity of their Series 2007B Senior Notes are treated as issued with original issue discount, as discussed below under “United States Holders That Do Not Elect to Extend the Maturity Date.”

Extension of Maturity Date.  There are no regulations, rulings or other authorities directly addressing the United States federal income tax treatment of debt instruments with terms that are substantially similar to the Series 2007B Senior Notes and, therefore, the United States federal income tax treatment of the Series 2007B Senior Notes is uncertain. Pursuant to the Treasury Regulations governing modifications to the terms of debt instruments (the “Modification Regulations”), the exercise of an option by a holder of a debt instrument to defer any scheduled payment of principal is a taxable event if, based on all the facts and circumstances, such deferral is considered material under the Modification Regulations. The Modification Regulations do not specifically address the unique features of the Series 2007B Senior Notes (including their economic equivalence to a five-year debt instrument containing put options). However, under the Treasury Regulations governing original issue discount on debt instruments (the “OID Regulations”), for purposes of determining the yield and maturity of a debt instrument that provides the holder with an unconditional option, exercisable during the term of the debt instrument, that, if exercised, requires payments to be made on the debt instrument under an alternative payment schedule (e.g., an option to extend the maturity of the debt instrument), a holder is deemed to exercise or not exercise an option or combination of options in a manner that maximizes the yield on the debt instrument. Since the spread will periodically increase during the term of the Series 2007B Senior Notes from an initial amount equal to .01% to an amount equal to LIBOR plus .05%, under these rules, as of the issue date, it would be reasonable to assume that original holders of the Series 2007B Senior Notes would elect to extend the maturity of all of the principal amount of the Series 2007B Senior Notes until the final maturity date in accordance with the procedures described under “Description of the Series 2007B Senior Notes” above. Although it is not entirely clear how the above described provision of the OID Regulations would apply to a variable rate debt instrument such as the Series 2007B Senior Notes, we believe that it should apply in a similar manner, in which case, based on the assumption in the preceding sentence, the final maturity date of the Series 2007B Senior Notes should be treated as the sole maturity date for purposes of the OID Regulations. Moreover, although it is unclear how the above described provision of the OID Regulations applies in conjunction with the Modification Regulations, we believe that the final maturity date of the Series 2007B Senior Notes should similarly be treated as the sole maturity date of the Series 2007B Senior Notes for purposes of the Modification Regulations, in which case an election to extend the maturity of all or any portion of the principal amount of the Series 2007B Senior Notes in accordance with the procedures described above should not cause a taxable event for United States federal income tax purposes. United States Holders will be obligated to take this position by the express terms of the Series 2007B Senior Notes, absent an administrative or judicial determination to the contrary.

United States Holders should be aware that no assurance can be given that the Internal Revenue Service will accept, or that the courts will uphold, the characterization and the tax treatment of the Series 2007B Senior Notes described above. If the Internal Revenue Service were successful in asserting that an election to extend the maturity of all or any portion of the principal amount of the Series 2007B Senior Notes is a taxable event for United States federal income tax purposes, then United States Holders would be required to recognize any gain inherent in the Series 2007B Senior Notes upon the exercise of such election. United States Holders should consult their tax advisors regarding the United States federal income tax consequences of an investment in, and extending (or not extending) the maturity of, the Series 2007B Senior Notes.

United States Holders That Do Not Elect to Extend the Maturity Date.  If a United States Holder does not elect to extend the maturity date of its Series 2007B Senior Notes as of any Election Date, although the matter is not free from doubt, based upon the analysis above under “Extension of Maturity Date,” such United States Holder should be treated as having disposed of its Series 2007B Senior Notes in a taxable transaction in return for substitute non-extendible notes if the differences between the terms of the original notes and the substitute notes as of the applicable Election Date are “economically significant.” Except as otherwise noted, the discussion below assumes that United States Holders will be so treated and that such differences will be “economically significant.” If the differences between the terms of the original notes and the substitute notes as of the applicable Election Date are not “economically significant,” a United States Holder will not be treated as having disposed of its original notes in a taxable exchange at such time and will be subject to tax with respect to its substitute notes in the same manner as described above with respect to the Series 2007B Senior Notes.

If a United States Holder does not elect to extend the maturity date of all or a portion of its Series 2007B Senior Notes as of any Election Date, it will recognize gain or loss in an amount equal to the difference between its tax basis in the original notes for which the election is not made and the issue price of the substitute non-extendible notes. The issue price of the substitute notes will be determined in the following manner. If the substitute notes are treated as “publicly traded” under the OID Regulations, then the issue price for the substitute notes will be equal to the fair market value of the substitute notes as of the applicable Election Date. If the substitute notes are not treated as “publicly traded” under the OID Regulations but the Series 2007B Senior Notes are treated as “publicly traded” under the OID Regulations, then the issue price for the substitute notes will be equal to the fair market value of the Series 2007B Senior Notes as of the applicable Election Date. If neither the Series 2007B Senior Notes nor the substitute notes are treated as “publicly traded” under the OID Regulations, then the issue price of the substitute notes will be equal to the principal amount of the substitute notes.

If the issue price for a substitute non-extendible note, determined as set forth above, is greater than 99.75% of the substitute note’s face amount, a United States Holder will not be subject to the original issue discount rules with respect to the substitute notes and will be subject to United States federal income tax on the substitute notes as described above under “Interest on the Series 2007B Senior Notes and Disposition of Series 2007B Senior Notes.” However, if the issue price for a substitute note is determined to be less than or equal to 99.75% of the substitute note’s face amount, a United States Holder will be required to include original interest discount in income over the remaining term of the substitute note. Any original issue discount so included in income will be added to the United States Holder’s tax basis in the substitute notes. The original issue discount rules are complex and, as noted above, the federal income tax treatment of the Series 2007B Senior Notes is uncertain. United States Holders should consult their tax advisors regarding the United States federal income tax consequences of not extending the maturity date of the Series 2007B Senior Notes and the potential application of the original issue discount rules.

Backup Withholding and Information Reporting.  In general, with respect to non-corporate United States Holders, the Company and other payors are required to report to the Internal Revenue Service all payments of principal, any premium and interest on the Series 2007B Senior Notes, and the accrual of original issue discount, if any. In addition, the Company and other payors are required to report to the Internal Revenue Service any payment of proceeds of the sale of the Series 2007B Senior Notes before maturity within the United States. Additionally, backup withholding will apply to any payments, including payments of original issue discount, if a holder fails to provide an accurate taxpayer identification number or otherwise establish an exemption, or if such holder has been notified by the Internal Revenue Service that it has failed to report all interest and dividends required to be shown on its United States federal income tax returns.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE SERIES 2007B SENIOR NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

UNDERWRITING

Subject to the terms and conditions of an underwriting agreement (the “Underwriting Agreement”), the Company has agreed to sell to each of the underwriters named below (the “Underwriters”) and each of the Underwriters has severally agreed to purchase from the Company the principal amount of the Series 2007B Senior Notes set forth opposite its name below:

Principal Amount of
Series 2007B
Underwriters	Senior Notes

Goldman, Sachs & Co.	$200,000,000
Morgan Stanley & Co. Incorporated	200,000,000

Total	$400,000,000

In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Series 2007B Senior Notes offered hereby, if any of the Series 2007B Senior Notes are purchased.

Series 2007B Senior Notes sold by the Underwriters to the public will initially be offered at the public offering price set forth on the cover page of this Prospectus Supplement. If all of the Series 2007B Senior Notes are not sold at the initial offering price, the Underwriters may change the offering price and the other selling terms.

The Series 2007B Senior Notes are a new issue of securities with no established trading market. The Series 2007B Senior Notes will not be listed on any securities exchange or on any automated dealer quotation system. The Underwriters may make a market in the Series 2007B Senior Notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series 2007B Senior Notes or that an active public market for the Series 2007B Senior Notes will develop. If an active public trading market for the Series 2007B Senior Notes does not develop, the market price and liquidity of the Series 2007B Senior Notes may be adversely affected.

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The Company’s expenses associated with the offer and sale of the Series 2007B Senior Notes are estimated to be $380,000.

The Company has agreed with the Underwriters, that during the period of 15 days from the date of the Underwriting Agreement, it will not sell, offer to sell, grant any option for the sale of, or otherwise dispose of any Series 2007B Senior Notes, any security convertible into, exchangeable into or exercisable for the Series 2007B Senior Notes or any debt securities substantially similar to the Series 2007B Senior Notes (except for the Series 2007B Senior Notes issued pursuant to the Underwriting Agreement), without the prior written consent of the Underwriters. This agreement does not apply to issuances of commercial paper or other debt securities with scheduled maturities of less than one year.

In order to facilitate the offering of the Series 2007B Senior Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Series 2007B Senior Notes. Specifically, the Underwriters may over-allot in connection with the offering, creating short positions in the Series 2007B Senior Notes for their own account. In addition, to cover over-allotments or to stabilize the price of the Series 2007B Senior Notes, the Underwriters may bid for, and purchase, Series 2007B Senior Notes in the open market. The Underwriters may reclaim selling concessions allowed to an Underwriter or dealer for distributing Series 2007B Senior Notes in the offering, if the Underwriters repurchase previously distributed Series 2007B Senior Notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Series 2007B Senior Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time without notice.

In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

Neither the Company nor any Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Series 2007B Senior Notes. In addition, neither the Company nor any Underwriter makes any representation that the Underwriters will engage in such transactions or that such transactions once commenced will not be discontinued without notice.

It is expected that delivery of the Series 2007B Senior Notes will be made, against payment for the Series 2007B Senior Notes, on or about March 28, 2007, which will be the sixth business day following the pricing of the Series 2007B Senior Notes. Under Rule 15c6-1 under the 1934 Act, purchases or sales of securities in the secondary market generally are required to settle within three business days (T+3), unless the parties to any such transactions expressly agree otherwise. Accordingly, purchasers of the Series 2007B Senior Notes who wish to trade the Series 2007B Senior Notes on the date of this Prospectus Supplement or the next two succeeding business days will be required, because the Series 2007B Senior Notes initially will settle within six business days (T+6), to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Series 2007B Senior Notes who wish to trade on the date of this Prospectus Supplement or the next two succeeding business days should consult their own legal advisors.

Certain of the Underwriters and their affiliates have engaged and may in the future engage in transactions with, and, from time to time, have performed and may perform investment banking and/or commercial banking services for, the Company and its affiliates in the ordinary course of business, for which they have received and will receive customary compensation.

EXPERTS

The consolidated financial statements, the related financial statement schedule and management’s report on the effectiveness of internal control over financial reporting incorporated in this Prospectus Supplement and the accompanying Prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

The Southern Company
Common Stock
Senior Notes
Junior Subordinated Notes

Southern Company Capital Trust VII
Southern Company Capital Trust VIII
Trust Preferred Securities
Fully And Unconditionally Guaranteed, As Described Herein, By
The Southern Company

We will provide the specific terms of these securities in supplements to this Prospectus. You should read this Prospectus and the applicable Prospectus Supplement carefully before you invest.

See “Risk Factors” on page 2 for information on certain risks related to the purchase of these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

January 11, 2007

ABOUT THIS PROSPECTUS

This Prospectus is part of a registration statement filed with the Securities and Exchange Commission (the “Commission”) using a “shelf” registration process under the Securities Act of 1933, as amended (the “1933 Act”). Under the shelf process, The Southern Company (the “Company”) may sell, in one or more transactions,

• common stock (the “Common Stock”)

• senior notes (the “Senior Notes”)

• junior subordinated notes (the “Junior Subordinated Notes”)

and Southern Company Capital Trust VII and Southern Company Capital Trust VIII (individually, a “Trust” and collectively, the “Trusts”) may sell

• trust preferred securities or capital securities (the “Preferred Securities”)

in one or more offerings. The Preferred Securities will be guaranteed by the Company, to the extent described in this Prospectus. This Prospectus provides a general description of those securities. Each time the Company or a Trust sells securities, the Company and/or a Trust will provide a prospectus supplement that will contain specific information about the terms of that offering (“Prospectus Supplement”). The Prospectus Supplement may also add, update or change information contained in this Prospectus. You should read this Prospectus and the applicable Prospectus Supplement together with additional information under the heading “Available Information.”

RISK FACTORS

Investing in the Company’s securities involves risk. Please see the risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, along with the disclosures related to risk factors contained in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, which are all incorporated by reference in this Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus. The risks and uncertainties described are not the only ones facing the Company. Additional risks and uncertainties not presently known to the Company or that the Company currently deems immaterial may also impair its business operations, its financial results and the value of its securities.

AVAILABLE INFORMATION

The Company and the Trusts have filed with the Commission a combined registration statement on Form S-3 (the “Registration Statement,” which term encompasses any amendments of and exhibits to the Registration Statement) under the 1933 Act. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement, to which reference is made.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and in accordance with the 1934 Act files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants including the Company that file electronically at http://www.sec.gov. In addition, reports and other material concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which exchange the common stock of the Company is listed.

No separate financial statements of any Trust are included in this Prospectus. The Company considers that such statements would not be material to holders of the Preferred Securities because each Trust has no independent operations and exists for the sole purpose of investing the proceeds of the sale of its Trust Securities (as defined below) in Junior Subordinated Notes.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents have been filed with the Commission pursuant to the 1934 Act and are incorporated in this Prospectus by reference and made a part of this Prospectus:

(a) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

(b) the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006; and

(c) the Company’s Current Reports on Form 8-K dated January 4, 2006, February 20, 2006, March 16, 2006, March 17, 2006, June 15, 2006, June 27, 2006, October 17, 2006, October 18, 2006, October 27, 2006 and November 16, 2006.

All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated in this Prospectus by reference and made a part of this Prospectus from the date of filing of such documents; provided, however, that the Company is not incorporating any information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K unless specifically stated otherwise. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all documents incorporated in this Prospectus by reference (other than the exhibits to such documents unless such exhibits are specifically incorporated by reference). Such requests should be directed to Patricia L. Roberts, Assistant Secretary, The Southern Company, 30 Ivan Allen Jr. Blvd., N.W., Atlanta, Georgia 30308, telephone (404) 506-5000.

THE SOUTHERN COMPANY

The Company was incorporated under the laws of Delaware on November 9, 1945. The Company is domesticated under the laws of Georgia and is qualified to do business as a foreign corporation under the laws of Alabama. The principal executive offices of the Company are located at 30 Ivan Allen Jr. Blvd., N.W., Atlanta, Georgia 30308, and the telephone number is (404) 506-5000.

The Company owns all the outstanding common stock of Alabama Power Company (“Alabama Power”), Georgia Power Company (“Georgia Power”), Gulf Power Company and Mississippi Power Company, each of which is an operating public utility company. The retail operating companies supply electric service in the states of Alabama, Georgia, Florida and Mississippi. Effective July 1, 2006, Savannah Electric and Power Company, which was an operating public utility company and a wholly-owned subsidiary of the Company, was merged with and into Georgia Power. In addition, the Company owns all of the common stock of Southern Power Company (“Southern Power”), which is also an operating public utility company. Southern Power constructs, owns and manages the Company’s competitive generation assets and sells electricity at market-based rates in the wholesale market.

The Company also owns all the outstanding common stock or membership interests of Southern Communications Services, Inc. (“SouthernLINC Wireless”), Southern Nuclear Operating Company, Inc. (“Southern Nuclear”), Southern Company Services, Inc. (“SCS”), Southern Telecom, Inc. (“Southern Telecom”), Southern Company Holdings, Inc. (“Southern Holdings”) and other direct and indirect subsidiaries. SouthernLINC Wireless provides digital wireless communications services to the retail operating companies and also markets these services to the public within the Southeast. Southern Nuclear provides services to Alabama Power’s and Georgia Power’s nuclear plants. SCS is the system service company providing, at cost, specialized services to the Company and its subsidiary companies. Southern Telecom provides wholesale fiber optic solutions to telecommunication providers in the Southeast. Southern Holdings is an intermediate holding subsidiary for the Company’s investments in synthetic fuels and leveraged leases and various other energy-related businesses.

Alabama Power and Georgia Power each own 50% of the outstanding common stock of Southern Electric Generating Company (“SEGCO”). SEGCO is an operating public utility company that owns electric generating units. Alabama Power and Georgia Power are each entitled to one-half of SEGCO’s capacity and energy.

CERTAIN RATIOS

The following table sets forth the Ratios of Earnings to Fixed Charges and Earnings to Fixed Charges Plus Preferred Dividend Requirements (Pre-Income Tax Basis) for the periods indicated.

						Nine Months
						Ended
	Year Ended December 31,					September 30,
	2001	2002	2003	2004	2005	2006(1)

Ratio of Earnings to Fixed Charges(2)	3.12	3.57	3.88	3.86	3.65	4.03
Ratio of Earnings to Fixed Charges Plus Preferred Dividend Requirements (Pre-Income Tax Basis)(2)	3.12	3.57	3.88	3.86	3.65	4.03

(1)	Due to seasonal variations in the demand for energy, operating results for the nine months ended September 30, 2006 do not necessarily indicate operating results for the entire year.
(2)	This ratio is computed as follows: (i) “Earnings” have been calculated by adding to “Earnings from Continuing Operations Before Income Taxes” “Interest expense, net of amounts capitalized,” “Interest expense to affiliate trusts,” “Distributions on mandatorily redeemable preferred securities” and the debt portion of allowance for funds used during construction; and (ii) “Fixed Charges” consist of “Interest expense, net of amounts capitalized,” “Interest expense to affiliate trusts,” “Preferred and preference dividends of subsidiaries,” “Distributions on mandatorily redeemable preferred securities” and the debt portion of allowance for funds used during construction. In computing this ratio, “Preferred and preference dividends of subsidiaries” represent the before tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods.

The Company’s Ratios of Earnings to Fixed Charges Plus Preferred Dividend Requirements (Pre-Income Tax Basis) for the periods indicated above are the same as the Company’s Ratios of Earnings to Fixed Charges set forth above because the Company had no shares of preferred or preference stock outstanding during the periods indicated and currently has no shares of preferred or preference stock outstanding.

THE TRUSTS

Each Trust is a statutory trust created under Delaware law pursuant to the filing of a certificate of trust with the Delaware Secretary of State on September 28, 1998, and amendment thereto on November 6, 2006, with respect to Southern Company Capital Trust VII and June 16, 1999, and amendment thereto on November 6, 2006, with respect to Southern Company Capital Trust VIII. Each Trust’s business is defined in an amended and restated trust agreement, executed by Southern Company Capital Funding, Inc., the Company, as Depositor, and the Delaware Trustee of each Trust. This trust agreement of each Trust will be further amended and restated in its entirety by the Company, as Depositor, and the trustees named therein in connection with the issuance of Preferred Securities substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part (the “Trust Agreement”). Each Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the “1939 Act”). The Company will own all the common securities (the “Common Securities” and, together with the Preferred Securities, the “Trust Securities”) of each Trust. The Trust Securities represent undivided beneficial interests in the assets of the respective Trusts. Each Trust exists for the exclusive purposes of (i) issuing its Trust Securities representing undivided beneficial interests in the assets of such Trust, (ii) investing the gross proceeds of its Trust Securities in a related series of Junior Subordinated Notes, and (iii) engaging in only those other activities necessary, appropriate, convenient or incidental to these purposes. The payment of periodic cash distributions on the Preferred Securities of each Trust and payments on liquidation and redemption with respect to the Preferred Securities of each Trust, in each case to the extent each Trust has funds legally and immediately available for these purposes, will be guaranteed by the Company (individually, a “Guarantee” and collectively, the “Guarantees”) to the extent set forth under “Description of the Guarantees.”

Each Trust’s business and affairs will be conducted by its trustees, which shall be appointed by the Company as the holder of the Common Securities: two employees of the Company as Administrative Trustees; a Property Trustee; and The Bank of New York (Delaware) as Delaware Trustee (collectively, the “Securities Trustees”). The Property Trustee of each Trust will act as the indenture trustee with respect to such Trust for purposes of compliance with the provisions of the 1939 Act.

The principal place of business of each Trust shall be c/o the Company, 30 Ivan Allen Jr. Blvd., N.W., Atlanta, Georgia 30308, telephone (404) 506-5000, Attn: Assistant Secretary.

Reference is made to the Prospectus Supplement relating to the Preferred Securities of a Trust for further information concerning such Trust.

ACCOUNTING TREATMENT OF THE TRUSTS

For financial reporting purposes, each Trust is a variable interest entity. The Company does not meet the definition of primary beneficiary and, therefore, accounts for its investment in each Trust under the equity method in accordance with Financial Accounting Standards Board Interpretation No. 46R, “Consolidation of Variable Interest Entities.” The Junior Subordinated Notes payable to each Trust will be presented as a separate line item in the Company’s balance sheet. Interest related to the Junior Subordinated Notes will be reflected as a separate line item on the Company’s income statement and appropriate disclosures concerning the Preferred Securities, the Guarantees and the Junior Subordinated Notes will be included in the notes to the Company’s financial statements.

USE OF PROCEEDS

Each Trust will invest the proceeds received from the sale of the Preferred Securities in Junior Subordinated Notes. Except as may be otherwise described in an applicable Prospectus Supplement, the net proceeds received by the Company from such investment and any proceeds received from the sale of the Common Stock or the Senior Notes or other sales of the Junior Subordinated Notes will be used to pay scheduled maturities and/or refundings of its securities, to repay short-term indebtedness to the extent outstanding and for other general corporate purposes.

DESCRIPTION OF THE COMMON STOCK

The authorized capital stock of the Company currently consists of 1,000,000,000 shares of common stock, par value $5 per share. As of September 30, 2006, there were 742,740,228 shares of common stock issued and outstanding.

All shares of common stock of the Company participate equally with respect to dividends and rank equally upon liquidation. Each holder is entitled to one vote for each share held and to cumulative voting at elections of directors. The vote of two-thirds of the outstanding common stock is required to authorize or create preferred stock or to effect certain changes in the charter provisions affecting the common stock. No stockholder is entitled to preemptive rights.

The shares of Common Stock offered hereby will be fully paid and nonassessable by the Company and, therefore, will not be subject to further calls or assessment by the Company.

Certain business combination transactions, including mergers, sales of assets or securities having a fair market value of $100,000,000 or more, liquidations, dissolutions, reclassifications or recapitalizations, between the Company or any of its subsidiaries and any beneficial owner of more than 5% of the outstanding voting stock of the Company or any affiliate of such owner must be approved the holders of 75% of the outstanding voting stock and a majority of the outstanding voting stock held by persons other than such beneficial owner, unless approved by a majority of the “Disinterested Directors” (generally directors not affiliated with such beneficial owner) or certain minimum price and procedural requirements are met. These provisions may have the effect of delaying, deferring or preventing a change in control of the Company.

The transfer agent and registrar for the common stock is SCS, 30 Ivan Allen Jr. Blvd., Atlanta, Georgia, 30308.

DESCRIPTION OF THE SENIOR NOTES

Set forth below is a description of the general terms of the Senior Notes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Senior Note Indenture to be entered into between the Company and the trustee named in the Senior Note Indenture (the “Senior Note Indenture Trustee”), as to be supplemented by a supplemental indenture to the Senior Note Indenture establishing the Senior Notes of each series (the Senior Note Indenture, as so supplemented, is referred to as the “Senior Note Indenture”), the forms of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part. The terms of the Senior Notes will include those stated in the Senior Note Indenture and those made a part of the Senior Note Indenture by reference to the 1939 Act. Certain capitalized terms used in this Prospectus are defined in the Senior Note Indenture.

General

The Senior Notes will be issued as unsecured senior debt securities under the Senior Note Indenture and will rank equally with all other unsecured and unsubordinated debt of the Company. The Senior Notes will be effectively subordinated to all secured debt of the Company. The Company had no secured debt outstanding at September 30, 2006. Since the Company is a holding company, the right of the Company and, hence, the right of creditors of the Company (including holders of Senior Notes) to participate in any distribution of the assets of any subsidiary of the Company, whether upon liquidation, reorganization or otherwise, is subject to prior claims of creditors of each subsidiary. The Senior Note Indenture does not limit the aggregate principal amount of Senior Notes that may be issued under the Senior Note Indenture and provides that Senior Notes may be issued from time to time in one or more series pursuant to an indenture supplemental to the Senior Note Indenture. The Senior Note Indenture gives the Company the ability to reopen a previous issue of Senior Notes and issue additional Senior Notes of such series, unless otherwise provided.

Reference is made to the Prospectus Supplement that will accompany this Prospectus for the following terms of the series of Senior Notes being offered by such Prospectus Supplement: (i) the title of such Senior Notes; (ii) any limit on the aggregate principal amount of such Senior Notes; (iii) the date or dates on which the principal of such Senior Notes is payable; (iv) the rate or rates at which such Senior Notes shall bear interest, if any, or any method by which such rate or rates will be determined, the date or dates from which such interest will accrue, the interest payment dates on which such interest shall be payable, and the regular record date for the interest payable on any interest payment date; (v) the place or places where the principal of (and premium, if any) and interest, if any, on such Senior Notes shall be payable; (vi) the period or periods within which, the price or prices at which and the terms and conditions on which such Senior Notes may be redeemed, in whole or in part, at the option of the Company or at the option of the holder prior to their maturity; (vii) the obligation, if any, of the Company to redeem or purchase such Senior Notes; (viii) the date or dates, if any, after which such Senior Notes may be converted or exchanged at the option of the holder into or for shares of Common Stock of the Company and the terms for any such conversion or exchange; (ix) the denominations in which such Senior Notes shall be issuable; (x) if other than the principal amount of such Senior Notes, the portion of the principal amount of such Senior Notes which shall be payable upon declaration of acceleration of the maturity of such Senior Notes; (xi) any deletions from, modifications of or additions to the Events of Default or covenants of the Company as provided in the Senior Note Indenture pertaining to such Senior Notes; (xii) whether such Senior Notes shall be issued in whole or in part in the form of a Global Security; and (xiii) any other terms of such Senior Notes.

The Senior Note Indenture does not contain provisions that afford holders of Senior Notes protection in the event of a highly leveraged transaction involving the Company.

Events of Default

The Senior Note Indenture provides that any one or more of the following described events with respect to the Senior Notes of any series, which has occurred and is continuing, constitutes an “Event of Default” with respect to the Senior Notes of such series:

(a) failure for 30 days to pay interest on the Senior Notes of such series, when due on an interest payment date other than at maturity or upon earlier redemption; or

(b) failure to pay principal or premium, if any, or interest on the Senior Notes of such series when due at maturity or upon earlier redemption; or

(c) failure for three Business Days to deposit any sinking fund payment when due by the terms of a Senior Note of such series; or

(d) failure to observe or perform any other covenant or warranty of the Company in the Senior Note Indenture (other than a covenant or warranty which has expressly been included in the Senior Note Indenture solely for the benefit of one or more series of Senior Notes other than such series) for 90 days after written notice to the Company from the Senior Note Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Senior Notes of such series; or

(e) certain events of bankruptcy, insolvency or reorganization of the Company.

The holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Note Indenture Trustee with respect to the Senior Notes of such series. If a Senior Note Indenture Event of Default occurs and is continuing with respect to the Senior Notes of any series, then the Senior Note Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Senior Notes of such series may declare the principal amount of the Senior Notes due and payable immediately by notice in writing to the Company (and to the Senior Note Indenture Trustee if given by the holders), and upon any such declaration such principal amount shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the Senior Notes of any series has been made and before a judgment or decree for payment of the money due has been obtained as provided in Article Five of the Senior Note Indenture, the holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of such series may rescind and annul such declaration and its consequences if the default has been cured or waived and the Company has paid or deposited with the Senior Note Indenture Trustee a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and all sums paid or advanced by the Senior Note Indenture Trustee, including reasonable compensation and expenses of the Senior Note Indenture Trustee.

The holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of any series may, on behalf of the holders of all the Senior Notes of such series, waive any past default with respect to such series, except (i) a default in the payment of principal or interest or (ii) a default in respect of a covenant or provision which under Article Nine of the Senior Note Indenture cannot be modified or amended without the consent of the holder of each outstanding Senior Note of such series affected.

Registration and Transfer

The Company shall not be required to (i) issue, register the transfer of or exchange Senior Notes of any series during a period of 15 days immediately preceding the date notice is given identifying the Senior Notes of such series called for redemption, or (ii) issue, register the transfer of or exchange any Senior Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Senior Note being redeemed in part.

Payment and Paying Agent

Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of any Senior Notes will be made only against surrender to the Paying Agent of such Senior Notes. Principal of and interest on Senior Notes will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by wire transfer or by check mailed to the address of the person entitled to an interest payment as such address shall appear in the Security Register with respect to the Senior Notes. Payment of interest on Senior Notes on any interest payment date will be made to the person in whose name the Senior Notes (or predecessor security) are registered at the close of business on the record date for such interest payment.

Unless otherwise indicated in an applicable Prospectus Supplement, the Senior Note Indenture Trustee will act as Paying Agent with respect to the Senior Notes. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts.

All moneys paid by the Company to a Paying Agent for the payment of the principal of or interest on the Senior Notes of any series which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Company, and the holder of such Senior Notes will from that time forward look only to the Company for payment of such principal and interest.

Modification

The Senior Note Indenture contains provisions permitting the Company and the Senior Note Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Senior Notes of each series that is affected, to modify the Senior Note Indenture or the rights of the holders of the Senior Notes of such series; provided, that no such modification may, without the consent of the holder of each outstanding

Senior Note that is affected, (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Senior Note, or reduce the principal amount of any Senior Note or the rate of interest on any Senior Note or any premium payable upon the redemption of any Senior Note, or change the method of calculating the rate of interest of any Senior Note, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of any Senior Note (or, in the case of redemption, on or after the redemption date), or (ii) reduce the percentage of principal amount of the outstanding Senior Notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Senior Note Indenture or certain defaults under the Senior Note Indenture and their consequences) provided for in the Senior Note Indenture, or (iii) modify any of the provisions of the Senior Note Indenture relating to supplemental indentures, waiver of past defaults, or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Senior Note Indenture cannot be modified or waived without the consent of the holder of each outstanding Senior Note that is affected.

In addition, the Company and the Senior Note Indenture Trustee may execute, without the consent of any holders of Senior Notes, any supplemental indenture for certain other usual purposes, including the creation of any new series of senior notes.

Consolidation, Merger and Sale

The Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (1) such other corporation or person is a corporation organized and existing under the laws of the United States, any state in the United States or the District of Columbia and such other corporation or person expressly assumes, by supplemental indenture executed and delivered to the Senior Note Indenture Trustee, the payment of the principal of (and premium, if any) and interest on all the Senior Notes and the performance of every covenant of the Senior Note Indenture on the part of the Company to be performed or observed; (2) immediately after giving effect to such transactions, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (3) the Company has delivered to the Senior Note Indenture Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction complies with the provisions of the Senior Note Indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent to the transaction have been complied with.

Information Concerning the Senior Note Indenture Trustee

The Senior Note Indenture Trustee, prior to an Event of Default with respect to Senior Notes of any series, undertakes to perform, with respect to Senior Notes of such series, only such duties as are specifically set forth in the Senior Note Indenture and, in case an Event of Default with respect to Senior Notes of any series has occurred and is continuing, shall exercise, with respect to Senior Notes of such series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Senior Note Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Senior Note Indenture at the request of any holder of Senior Notes of any series, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred by the Senior Note Indenture Trustee. The Senior Note Indenture Trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the Senior Note Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

The Company and certain of its subsidiaries may maintain deposit accounts and banking relationships with the Senior Note Indenture Trustee. The Senior Note Indenture Trustee and certain of its affiliates may also serve as trustee under other indentures pursuant to which securities of the Company and certain subsidiaries of the Company are outstanding.

Governing Law

The Senior Note Indenture and the Senior Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.

Miscellaneous

The Company will have the right at all times to assign any of its rights or obligations under the Senior Note Indenture to a direct or indirect wholly-owned subsidiary of the Company; provided, that, in the event of any such assignment, the Company will remain primarily liable for all such obligations. Subject to the foregoing, the Senior Note Indenture will be binding upon and inure to the benefit of the parties to the Senior Note Indenture and their respective successors and assigns.

DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES

Set forth below is a description of the general terms of the Junior Subordinated Notes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Subordinated Note Indenture to be entered into between the Company and the trustee as named in the Subordinated Note Indenture (the “Subordinated Note Indenture Trustee”), as to be supplemented by a supplemental indenture to the Subordinated Note Indenture establishing the Junior Subordinated Notes of each series (the Subordinated Note Indenture, as so supplemented, is referred to as the “Subordinated Note Indenture”), the forms of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part. The terms of the Junior Subordinated Notes will include those stated in the Subordinated Note Indenture and those made a part of the Subordinated Note Indenture by reference to the 1939 Act. Certain capitalized terms used in this Prospectus are defined in the Subordinated Note Indenture.

General

The Junior Subordinated Notes will be issued as unsecured junior subordinated debt securities under the Subordinated Note Indenture. The Subordinated Note Indenture does not limit the aggregate principal amount of Junior Subordinated Notes that may be issued under the Subordinated Note Indenture and provides that Junior Subordinated Notes may be issued from time to time in one or more series pursuant to an indenture supplemental to the Subordinated Note Indenture. The Subordinated Note Indenture gives the Company the ability to reopen a previous issue of Junior Subordinated Notes and issue additional Junior Subordinated Notes of such series, unless otherwise provided.

Reference is made to the Prospectus Supplement that will accompany this Prospectus for the following terms of the series of Junior Subordinated Notes being offered by such Prospectus Supplement: (i) the title of such Junior Subordinated Notes; (ii) any limit on the aggregate principal amount of such Junior Subordinated Notes; (iii) the date or dates on which the principal of such Junior Subordinated Notes is payable; (iv) the rate or rates at which such Junior Subordinated Notes shall bear interest, if any, or any method by which such rate or rates will be determined, the date or dates from which such interest will accrue, the interest payment dates on which such interest shall be payable, and the regular record date for the interest payable on any interest payment date; (v) the place or places where the principal of (and premium, if any) and interest, if any, on such Junior Subordinated Notes shall be payable; (vi) the period or periods within which, the price or prices at which and the terms and conditions on which such Junior Subordinated Notes may be redeemed, in whole or in part, at the option of the Company or at the option of the holder prior to their maturity; (vii) the obligation, if any, of the Company to redeem or purchase such Junior Subordinated Notes; (viii) the date or dates, if any, after which such Junior Subordinated Notes may be converted or exchanged at the option of the holder into or for shares of Common Stock of the Company and the terms for any such conversion or exchange; (ix) the denominations in which such Junior Subordinated Notes shall be issuable; (x) if other than the principal amount of the Junior Subordinated Notes, the portion of the principal amount of such Junior Subordinated Notes which shall be payable upon declaration of acceleration of the maturity of such Junior Subordinated Notes; (xi) any deletions from, modifications of or additions to the Events of Default or covenants of the Company as provided in the Subordinated Note Indenture pertaining to such Junior Subordinated Notes; (xii) whether such Junior Subordinated Notes shall be issued in whole or in part in the form of a Global Security; (xiii) the right, if any, of the Company to extend the interest payment periods of such Junior Subordinated Notes; and (xiv) any other terms of such Junior Subordinated Notes. The terms of each series of Junior Subordinated Notes issued to a Trust will correspond to those of the related Preferred Securities of such Trust as described in the Prospectus Supplement relating to such Preferred Securities.

The Subordinated Note Indenture does not contain provisions that afford holders of Junior Subordinated Notes protection in the event of a highly leveraged transaction involving the Company.

Subordination

The Junior Subordinated Notes are subordinated and junior in right of payment to all Senior Indebtedness (as defined below) of the Company. No payment of principal of (including redemption payments, if any), or premium, if any, or interest on (including Additional Interest (as defined below)) the Junior Subordinated Notes may be made if (a) any Senior Indebtedness is not paid when due and any applicable grace period with respect to such default has ended with such default not being cured or waived or otherwise ceasing to exist, or (b) the maturity of any Senior Indebtedness has been accelerated because of a default, or (c) notice has been given of the exercise of an option to require repayment, mandatory payment or prepayment or otherwise. Upon any payment or distribution of assets of the Company to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshalling of assets or liabilities, or any bankruptcy, insolvency or similar proceedings of the Company, the holders of Senior Indebtedness shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness before the holders of the Junior Subordinated Notes are entitled to receive or retain any payment or distribution. Subject to the prior payment of all Senior Indebtedness, the rights of the holders of the Junior Subordinated Notes will be subrogated to the rights of the holders of Senior Indebtedness to receive payments and distributions applicable to such Senior Indebtedness until all amounts owing on the Junior Subordinated Notes are paid in full.

The term “Senior Indebtedness” means, with respect to the Company, (i) any payment due in respect of indebtedness of the Company, whether outstanding at the date of execution of the Subordinated Note Indenture or incurred, created or assumed after such date, (a) in respect of money borrowed (including any financial derivative, hedging or futures contract or similar instrument) and (b) evidenced by securities, debentures, bonds, notes or other similar instruments issued by the Company that, by their terms, are senior or senior subordinated debt securities including, without limitation, all such obligations under its indentures with various trustees; (ii) all capital lease obligations; (iii) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations of the Company under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business and long-term purchase obligations); (iv) all obligations for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons the payment of which the Company is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of the Company (whether or not such obligation is assumed by the Company), except for (1) any such indebtedness that is by its terms subordinated to or that ranks equally with the Junior Subordinated Notes and (2) any unsecured indebtedness between or among the Company or its affiliates. Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions contained in the Subordinated Note Indenture irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

The Subordinated Note Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued by the Company. As of September 30, 2006, Senior Indebtedness of the Company aggregated approximately $578,000,000. Since the Company is a holding company, the right of the Company and, hence, the right of creditors of the Company (including holders of Junior Subordinated Notes) to participate in any distribution of the assets of any subsidiary of the Company, whether upon liquidation, reorganization or otherwise, is subject to prior claims of creditors of each subsidiary.

Additional Interest

“Additional Interest” is defined in the Subordinated Note Indenture as (i) such additional amounts as may be required so that the net amounts received and retained by a holder of Junior Subordinated Notes (if the holder is a Trust) after paying taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States or any other taxing authority will not be less than the amounts the holder would have received had no such taxes, duties, assessments or other governmental charges been imposed; and (ii) any interest due and not paid on an interest payment date, together with interest on such interest due from such interest payment date to the date of payment, compounded quarterly, on each interest payment date.

Certain Covenants

The Company covenants in the Subordinated Note Indenture, for the benefit of the holders of each series of Junior Subordinated Notes, that, (i) if at such time the Company shall have given notice of its election to extend an interest payment period for such series of Junior Subordinated Notes and such extension shall be continuing, (ii) if at such time the Company shall be in default with respect to its payment or other obligations under the Guarantee with respect to the Trust Securities, if any, related to such series of Junior Subordinated Notes, or (iii) if at such time an Event of Default under the Subordinated Note Indenture with respect to such series of Junior Subordinated Notes shall have occurred and be continuing, (a) the Company shall not declare or pay any dividend or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, and (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees other than the Guarantees) issued by the Company which rank equally with or junior to the Junior Subordinated Notes. None of the foregoing, however, shall restrict (i) any of the actions described in the preceding sentence resulting from any reclassification of the Company’s capital stock or the exchange or conversion of one class or series of the Company’s capital stock for another class or series of the Company’s capital stock, (ii) the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (iii) dividends, payments or distributions payable in shares of capital stock, (iv) redemptions, purchases or other acquisitions of shares of capital stock in connection with any employment contract, incentive plan, benefit plan or other similar arrangement of the Company or any of its subsidiaries or in connection with a dividend reinvestment or stock purchase plan, or (v) any declaration of a dividend in connection with implementation of any stockholders’ rights plan, or the issuance of rights, stock or other property under any such plan, or the redemption, repurchase or other acquisition of any such rights pursuant thereto.

The Subordinated Note Indenture further provides that, for so long as the Trust Securities of any Trust remain outstanding, the Company covenants (i) to directly or indirectly maintain 100% ownership of the Common Securities of such Trust; provided, however, that any permitted successor of the Company under the Subordinated Note Indenture may succeed to the Company’s ownership of such Common Securities, and (ii) to use its reasonable efforts to cause such Trust (a) to remain a statutory trust, except in connection with the distribution of Junior Subordinated Notes to the holders of Trust Securities in liquidation of such Trust, the redemption of all of the Trust Securities of such Trust, or certain mergers, consolidations or amalgamations, each as permitted by the related Trust Agreement, and (b) to otherwise continue to be classified as a grantor trust for United States federal income tax purposes.

Events of Default

The Subordinated Note Indenture provides that any one or more of the following described events with respect to the Junior Subordinated Notes of any series, which has occurred and is continuing, constitutes an “Event of Default” with respect to the Junior Subordinated Notes of such series:

(a) failure for 30 days to pay interest on the Junior Subordinated Notes of such series, including any Additional Interest (as defined in clause (ii) of the definition of Additional Interest in the Subordinated Note Indenture) on such unpaid interest, when due on an interest payment date other than at maturity or upon earlier redemption; provided, however, that a valid extension of the interest payment period by the Company shall not constitute a default in the payment of interest for this purpose; or

(b) failure for 30 days to pay Additional Interest (as defined in clause (i) of the definition of Additional Interest in the Subordinated Note Indenture); or

(c) failure to pay principal or premium, if any, or interest, including Additional Interest (as defined in clause (ii) of the definition of Additional Interest in the Subordinated Note Indenture), on the Junior Subordinated Notes of such series when due at maturity or upon earlier redemption; or

(d) failure for three Business Days to deposit any sinking fund payment when due by the terms of a Junior Subordinated Note of such series; or

(e) failure to observe or perform any other covenant or warranty of the Company in the Subordinated Note Indenture (other than a covenant or warranty which has expressly been included in the Subordinated Note Indenture solely for the benefit of one or more series of Junior Subordinated Notes other than such series) for 90 days after written notice to the Company from the Subordinated Note Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Junior Subordinated Notes of such series; or

(f) certain events of bankruptcy, insolvency or reorganization of the Company.

The holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Note Indenture Trustee with respect to the Junior Subordinated Notes of such series. If a Subordinated Note Indenture Event of Default occurs and is continuing with respect to the Junior Subordinated Notes of any series, then the Subordinated Note Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Notes of such series may declare the principal amount of the Junior Subordinated Notes due and payable immediately by notice in writing to the Company (and to the Subordinated Note Indenture Trustee if given by the holders), and upon any such declaration such principal amount shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the Junior Subordinated Notes of any series has been made and before a judgment or decree for payment of the money due has been obtained as provided in Article Five of the Subordinated Note Indenture, the holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of such series may rescind and annul such declaration and its consequences if the default has been cured or waived and the Company has paid or deposited with the Subordinated Note Indenture Trustee a sum sufficient to pay all matured installments of interest (including any Additional Interest) and principal due otherwise than by acceleration and all sums paid or advanced by the Subordinated Note Indenture Trustee, including reasonable compensation and expenses of the Subordinated Note Indenture Trustee.

A holder of Preferred Securities may institute a legal proceeding directly against the Company, without first instituting a legal proceeding against the Property Trustee or any other person or entity, for enforcement of payment to such holder of principal of or interest on the Junior Subordinated Notes of the related series having a principal amount equal to the aggregate stated liquidation amount of the Preferred Securities of such holder on or after the due dates specified in the Junior Subordinated Notes of such series.

The holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of any series may, on behalf of the holders of all the Junior Subordinated Notes of such series, waive any past default with respect to such series, except (i) a default in the payment of principal or interest or (ii) a default in respect of a covenant or provision which under Article Nine of the Subordinated Note Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Note of such series affected.

Registration and Transfer

The Company shall not be required to (i) issue, register the transfer of or exchange Junior Subordinated Notes of any series during a period of 15 days immediately preceding the date notice is given identifying the Junior Subordinated Notes of such series called for redemption, or (ii) issue, register the transfer of or exchange any Junior Subordinated Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Junior Subordinated Note being redeemed in part.

Payment and Paying Agent

Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of any Junior Subordinated Notes will be made only against surrender to the Paying Agent of such Junior Subordinated Notes. Principal of and interest on Junior Subordinated Notes will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by wire transfer or by check mailed to the address of the person entitled to an interest payment as such address shall appear in the Security Register with respect to the Junior Subordinated Notes. Payment of interest on Junior Subordinated Notes on any interest payment date will be made to the person in whose name the Junior Subordinated Notes (or predecessor security) are registered at the close of business on the record date for such interest payment.

Unless otherwise indicated in an applicable Prospectus Supplement, the Subordinated Note Indenture Trustee will act as Paying Agent with respect to the Junior Subordinated Notes. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts.

All moneys paid by the Company to a Paying Agent for the payment of the principal of or interest on the Junior Subordinated Notes of any series which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Company, and the holder of such Junior Subordinated Notes will from that time forward look only to the Company for payment of such principal and interest.

Modification

The Subordinated Note Indenture contains provisions permitting the Company and the Subordinated Note Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Junior Subordinated Notes of each series that is affected, to modify the Subordinated Note Indenture or the rights of the holders of the Junior Subordinated Notes of such series; provided, that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Note that is affected, (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Junior Subordinated Note, or reduce the principal amount of any Junior Subordinated Note or the rate of interest (including Additional Interest) of any Junior Subordinated Note or any premium payable upon the redemption of any Junior Subordinated Note, or change the method of calculating the rate of interest on any Junior Subordinated Note, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of any Junior Subordinated Note (or, in the case of redemption, on or after the redemption date), or (ii) reduce the percentage of principal amount of the outstanding Junior Subordinated Notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Subordinated Note Indenture or certain defaults under the Subordinated Note Indenture and their consequences) provided for in the Subordinated Note Indenture, or (iii) modify any of the provisions of the Subordinated Note Indenture relating to supplemental indentures, waiver of past defaults, or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Subordinated Note Indenture cannot be modified or waived without the consent of the holder of each outstanding Junior Subordinated Note that is affected, or (iv) modify the provisions of the Subordinated Note Indenture with respect to the subordination of the Junior Subordinated Notes in a manner adverse to such holder.

In addition, the Company and the Subordinated Note Indenture Trustee may execute, without the consent of any holders of Junior Subordinated Notes, any supplemental indenture for certain other usual purposes, including the creation of any new series of Junior Subordinated Notes.

Consolidation, Merger and Sale

The Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (1) such other corporation or person is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia and such other corporation or person expressly assumes, by supplemental indenture executed and delivered to the Subordinated Note Indenture Trustee, the payment of the principal of (and premium, if any) and interest (including Additional Interest) on all the Junior Subordinated Notes and the performance of every covenant of the Subordinated Note Indenture on the part of the Company to be performed or observed; (2) immediately after giving effect to such transactions, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (3) the Company has delivered to the Subordinated Note Indenture Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction complies with the provisions of the Subordinated Note Indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent to the transaction have been complied with.

Information Concerning the Subordinated Note Indenture Trustee

The Subordinated Note Indenture Trustee, prior to an Event of Default with respect to Junior Subordinated Notes of any series, undertakes to perform, with respect to Junior Subordinated Notes of such series, only such duties as are specifically set forth in the Subordinated Note Indenture and, in case an Event of Default with respect to Junior Subordinated Notes of any series has occurred and is continuing, shall exercise, with respect to Junior Subordinated Notes of such series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Subordinated Note Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Subordinated Note Indenture at the request of any holder of Junior Subordinated Notes of any series, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred by the Subordinated Note Indenture Trustee. The Subordinated Note Indenture Trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the Subordinated Note Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

The Subordinated Note Indenture Trustee may serve as Senior Note Indenture Trustee, as Property Trustee and as Guarantee Trustee under the Trust Agreement relating to the Preferred Securities of a Trust. The Company and certain of its subsidiaries may maintain deposit accounts and banking relationships with the Subordinated Note Indenture Trustee. The Subordinated Note Indenture Trustee and certain of its affiliates may also serve as trustee under other indentures pursuant to which securities of the Company and certain subsidiaries of the Company are outstanding.

Governing Law

The Subordinated Note Indenture and the Junior Subordinated Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.

Miscellaneous

The Company will have the right at all times to assign any of its rights or obligations under the Subordinated Note Indenture to a direct or indirect wholly-owned subsidiary of the Company; provided, that, in the event of any such assignment, the Company will remain primarily liable for all such obligations. Subject to the foregoing, the Subordinated Note Indenture will be binding upon and inure to the benefit of the parties to the Subordinated Note Indenture and their respective successors and assigns.

DESCRIPTION OF THE PREFERRED SECURITIES

Each Trust may issue only one series of Preferred Securities having terms described in the Prospectus Supplement relating to such Trust. The Trust Agreement of each Trust will authorize the Administrative Trustees, on behalf of the Trust, to issue the Preferred Securities of such Trust. The Preferred Securities of each Trust will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferral or other special rights or such restrictions as shall be set forth in the Trust Agreement of such Trust. Reference is made to the Prospectus Supplement relating to the Preferred Securities of a Trust for specific terms, including (i) the distinctive designation of such Preferred Securities; (ii) the number of Preferred Securities issued by such Trust; (iii) the annual distribution rate (or method of determining such rate) for Preferred Securities of such Trust and the date or dates on which such distributions shall be payable; (iv) whether distributions on such Preferred Securities shall be cumulative and, in the case of Preferred Securities having cumulative distribution rights, the date or dates, or method of determining the date or dates, from which distributions on such Preferred Securities shall be cumulative; (v) the amount or amounts that shall be paid out of the assets of such Trust to the holders of the Preferred Securities of such Trust upon voluntary or involuntary dissolution, winding-up or termination of such Trust; (vi) the obligation, if any, of such Trust to purchase or redeem such Preferred Securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which such Preferred Securities shall be purchased or redeemed, in whole or in part, pursuant to such obligation; (vii) the date or dates, if any, after which such Preferred Securities may be converted or exchanged at the option of the holder into or for shares of Common Stock of the Company and the terms for any such conversion or exchange; (viii) the voting rights, if any, of such Preferred Securities in addition to those required by law, including the number of votes per Preferred Security and any requirement for the approval by the holders of Preferred Securities as a condition to specified action or amendments to the Trust Agreement of such Trust; (ix) the rights, if any, to defer distributions on the Preferred Securities by extending the interest payment period on the related Junior Subordinated Notes; and (x) any other relative rights, preferences, privileges, limitations or restrictions of such Preferred Securities not inconsistent with the Trust Agreement of such Trust or applicable law. All Preferred Securities offered by this Prospectus will be guaranteed by the Company to the extent set forth under “Description of the Guarantees.” Any material United States federal income tax considerations applicable to an offering of Preferred Securities will be described in the Prospectus Supplement relating to the Preferred Securities.

DESCRIPTION OF THE GUARANTEES

Set forth below is a summary of information concerning the Guarantees that will be executed and delivered by the Company for the benefit of the holders of Preferred Securities of the respective Trusts from time to time. Each Guarantee will be qualified as an indenture under the 1939 Act. The Subordinated Note Indenture Trustee may act as indenture trustee under each Guarantee (the “Guarantee Trustee”) for purposes of the 1939 Act. The terms of the respective Guarantees will be those set forth in such Guarantee and those made part of such Guarantee by the 1939 Act. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Guarantees, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the 1939 Act. Each Guarantee will be held by the Guarantee Trustee for the benefit of holders of the Preferred Securities to which it relates.

General

Pursuant to each Guarantee, the Company will irrevocably and unconditionally agree, to the extent set forth in the Guarantee, to pay in full, to the holders of the related Preferred Securities, the Guarantee Payments (as defined below), to the extent not paid by, or on behalf of, the related Trust, regardless of any defense, right of set-off or counterclaim that the Company may have or assert against any person. The following payments or distributions with respect to the Preferred Securities of any Trust to the extent not paid or made by, or on behalf of, such Trust will be subject to the Guarantee related to the Preferred Securities (without duplication): (i) any accrued and unpaid distributions required to be paid on the Preferred Securities of such Trust but if and only if and to the extent that such Trust has funds legally and immediately available for these distributions, (ii) the redemption price, including all accrued and unpaid distributions to the date of redemption (the “Redemption Price”), with respect to any Preferred Securities called for redemption by such Trust, but if and only to the extent such Trust has funds legally and immediately available to pay such Redemption Price, and (iii) upon a dissolution, winding-up or termination of such Trust (other than in connection with the distribution of Junior Subordinated Notes to the holders of Trust Securities of such Trust or the redemption of all of the Preferred Securities of such Trust), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities of such Trust to the date of payment, to the extent such Trust has funds legally and immediately available for such purpose, and (b) the amount of assets of such Trust remaining available for distribution to holders of Preferred Securities of such Trust in liquidation of such Trust (the “Guarantee Payments”). The Company’s obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the related Preferred Securities or by causing the related Trust to pay such amounts to such holders.

Each Guarantee will be a guarantee of the Guarantee Payments with respect to the related Preferred Securities from the time of issuance of such Preferred Securities, but will not apply to the payment of distributions and other payments on such Preferred Securities when the related Trust does not have sufficient funds legally and immediately available to make such distributions or other payments. If the Company does not make interest payments on the Junior Subordinated Notes held by the Property Trustee under any Trust, such Trust will not make distributions on its Preferred Securities.

Subordination

The Company’s obligations under each Guarantee to make the Guarantee Payments will constitute an unsecured obligation of the Company and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company, including the Junior Subordinated Notes, except those obligations or liabilities made equal to or subordinate by their terms, (ii) equal to the most senior preferred or preference stock now issued by the Company or issued at a later date by the Company and with any guarantee now entered into by the Company or entered into at a later date by the Company in respect of any preferred or preference securities of any affiliate of the Company, and (iii) senior to all common stock of the Company. The terms of the Preferred Securities will provide that each holder of Preferred Securities by acceptance of Preferred Securities agrees to the subordination provisions and other terms of the Guarantee related to the Preferred Securities.

Each Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity).

Amendments and Assignment

Except with respect to any changes that do not materially and adversely affect the rights of holders of the related Preferred Securities (in which case no consent will be required), each Guarantee may be amended only with the prior approval of the holders of not less than 66 2/3% in liquidation amount of such outstanding Preferred Securities. The manner of obtaining any such approval of holders of the Preferred Securities will be as set forth in an accompanying Prospectus Supplement. All guarantees and agreements contained in each Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the related Preferred Securities then outstanding.

Termination

Each Guarantee will terminate and be of no further force and effect as to the related Preferred Securities upon full payment of the Redemption Price of all such Preferred Securities, upon distribution of Junior Subordinated Notes to the holders of such Preferred Securities, or upon full payment of the amounts payable upon liquidation of the related Trust. Each Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related Preferred Securities must restore payment of any sums paid with respect to such Preferred Securities or under such Guarantee.

Events of Default

An event of default under each Guarantee will occur upon the failure by the Company to perform any of its payment obligations under such Guarantee. The holders of a majority in liquidation amount of the Preferred Securities to which any Guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of such Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under such Guarantee. Any holder of the related Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under such Guarantee without first instituting a legal proceeding against the Guarantee Trustee or any other person or entity. The holders of a majority in liquidation amount of Preferred Securities of any series may, by vote, on behalf of the holders of all the Preferred Securities of such series, waive any past event of default and its consequences.

Information Concerning the Guarantee Trustee

The Guarantee Trustee, prior to the occurrence of any event of default with respect to any Guarantee and after the curing or waiving of all events of default with respect to such Guarantee, undertakes to perform only such duties as are specifically set forth in such Guarantee and, in case an event of default has occurred, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by any Guarantee at the request of any holder of the related Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred by the Guarantee Trustee.

The Guarantee Trustee may also serve as Property Trustee and as Subordinated Note Indenture Trustee. The Company and certain of its subsidiaries may maintain deposit accounts and banking relationships with the Guarantee Trustee. The Guarantee Trustee and certain of its affiliates may serve as trustee under other indentures pursuant to which securities of the Company and certain subsidiaries of the Company are outstanding.

Governing Law

Each Guarantee will be governed by, and construed in accordance with, the internal laws of the State of New York.

The Agreements as to Expenses and Liabilities

Pursuant to an Agreement as to Expenses and Liabilities to be entered into by the Company under each Trust Agreement, the Company will irrevocably and unconditionally guarantee to each person or entity to whom each Trust becomes indebted or liable the full payment of any indebtedness, expenses or liabilities of such Trust, other than obligations of such Trust to pay to the holders of the related Preferred Securities or other similar interests in such Trust the amounts due such holders pursuant to the terms of such Preferred Securities or such other similar interests, as the case may be.

RELATIONSHIP AMONG THE PREFERRED SECURITIES,
THE JUNIOR SUBORDINATED NOTES AND THE GUARANTEES

As long as payments of interest and other payments are made when due on each series of Junior Subordinated Notes issued to a Trust, such payments will be sufficient to cover distributions and payments due on the related Trust Securities of such Trust primarily because (i) the aggregate principal amount of each series of Junior Subordinated Notes will be equal to the sum of the aggregate stated liquidation amount of the related Trust Securities; (ii) the interest rate and interest and other payment dates on each series of Junior Subordinated Notes will match the distribution rate and distribution and other payment dates for the related Preferred Securities; (iii) the Company shall pay for all costs and expenses of each Trust pursuant to the Agreements as to Expenses and Liabilities; and (iv) each Trust Agreement provides that the Securities Trustees under each Trust Agreement shall not cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

Payments of distributions (to the extent funds for such purpose are legally and immediately available) and other payments due on the Preferred Securities (to the extent funds for such purpose are legally and immediately available) will be guaranteed by the Company as and to the extent set forth under “Description of the Guarantees.” If the Company does not make interest payments on any series of Junior Subordinated Notes, it is not expected that the related Trust will have sufficient funds to pay distributions on its Preferred Securities. Each Guarantee is a guarantee from the time of its issuance, but does not apply to any payment of distributions unless and until the related Trust has sufficient funds legally and immediately available for the payment of such distributions.

If the Company fails to make interest or other payments on any series of Junior Subordinated Notes when due (taking into account any extension period as described in the applicable Prospectus Supplement), the Trust Agreement provides a mechanism that allows the holders of the related Preferred Securities to appoint a substitute Property Trustee. Such holders may also direct the Property Trustee to enforce its rights under the Junior Subordinated Notes of such series, including proceeding directly against the Company to enforce such Junior Subordinated Notes. If the Property Trustee fails to enforce its rights under any series of Junior Subordinated Notes, to the fullest extent permitted by applicable law, any holder of related Preferred Securities may institute a legal proceeding directly against the Company to enforce the Property Trustee’s rights under such series of Junior Subordinated Notes without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, a holder of Preferred Securities may institute a legal proceeding directly against the Company, without first instituting a legal proceeding against the Property Trustee or any other person or entity, for enforcement of payment to such holder of principal of or interest on Junior Subordinated Notes of the related series having a principal amount equal to the aggregate stated liquidation amount of the Preferred Securities of such holder on or after the due dates specified in the Junior Subordinated Notes of such series.

If the Company fails to make payments under any Guarantee, such Guarantee provides a mechanism that allows the holders of the Preferred Securities to which such Guarantee relates to direct the Guarantee Trustee to enforce its rights under such Guarantee. In addition, any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce the Guarantee Trustee’s rights under the related Guarantee without first instituting a legal proceeding against the Guarantee Trustee or any other person or entity.

Each Guarantee, the Subordinated Note Indenture, the Junior Subordinated Notes of the related series, the related Trust Agreement and the related Agreement as to Expenses and Liabilities, as described above, constitute a full and unconditional guarantee by the Company of the payments due on the related series of Preferred Securities.

Upon any voluntary or involuntary dissolution, winding-up or termination of any Trust, unless Junior Subordinated Notes of the related series are distributed in connection with such action, the holders of Preferred Securities of such Trust will be entitled to receive, out of assets legally available for distribution to holders, a liquidation distribution in cash as described in the applicable Prospectus Supplement. Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the related series of Junior Subordinated Notes, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior Indebtedness, but entitled to receive payment in full of principal and interest, before any stockholders of the Company receive payments or distributions. Because the Company is guarantor under each Guarantee and has agreed to pay for all costs, expenses and liabilities of each Trust (other than the Trust’s obligations to holders of the Preferred Securities) pursuant to the related Agreement as to Expenses and Liabilities, the positions of a holder of Preferred Securities and a holder of Junior Subordinated Notes of the related series relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company would be substantially the same.

Since the Company is a holding company, the right of the Company and, hence, the right of creditors of the Company (including holders of Junior Subordinated Notes) to participate in any distribution of the assets of any subsidiary of the Company, whether upon liquidation, reorganization or otherwise, is subject to prior claims of creditors of each subsidiary.

A default or event of default under any Senior Indebtedness would not constitute a default or Event of Default under the Subordinated Note Indenture. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness, the subordination provisions of the Junior Subordinated Notes provide that no payments may be made in respect of the Junior Subordinated Notes until such Senior Indebtedness has been paid in full or any payment default of Senior Indebtedness has been cured or waived. Failure to make required payments on the Junior Subordinated Notes of any series would constitute an Event of Default under the Subordinated Note Indenture with respect to the Junior Subordinated Notes of such series except that failure to make interest payments on the Junior Subordinated Notes of such series will not be an Event of Default during an extension period as described in the applicable Prospectus Supplement.

PLAN OF DISTRIBUTION

The Company may sell the Common Stock, the Senior Notes and the Junior Subordinated Notes and the Trusts may sell the Preferred Securities in one or more of the following ways from time to time: (i) to underwriters for resale to the public or to institutional investors; (ii) directly to institutional investors; or (iii) through agents to the public or to institutional investors. The Prospectus Supplement with respect to Common Stock and each series of Senior Notes, Junior Subordinated Notes or Preferred Securities will set forth the terms of the offering of such Common Stock, Senior Notes, Junior Subordinated Notes or Preferred Securities, including the name or names of any underwriters or agents, the purchase price of such Common Stock, Senior Notes, Junior Subordinated Notes or Preferred Securities and the proceeds to the Company or the applicable Trust from such sale, any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such Common Stock, Senior Notes, Junior Subordinated Notes or Preferred Securities may be listed.

If underwriters participate in the sale, such Common Stock, Senior Notes, Junior Subordinated Notes or Preferred Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase any series of Common Stock, Senior Notes, Junior Subordinated Notes or Preferred Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such series of Common Stock, Senior Notes, Junior Subordinated Notes or Preferred Securities, if any are purchased.

Underwriters and agents may be entitled under agreements entered into with the Company and/or the applicable Trust to indemnification against certain civil liabilities, including liabilities under the 1933 Act. Underwriters and agents and their affiliates may engage in transactions with, or perform services for, the Company in the ordinary course of business.

Each series of Common Stock, Senior Notes, Junior Subordinated Notes or Preferred Securities will be a new issue of securities and will have no established trading market. Any underwriters to whom Common Stock, Senior Notes, Junior Subordinated Notes or Preferred Securities are sold for public offering and sale may make a market in such Common Stock, Senior Notes, Junior Subordinated Notes or Preferred Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The Common Stock, Senior Notes, Junior Subordinated Notes or Preferred Securities may or may not be listed on a national securities exchange.

LEGAL MATTERS

Certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon on behalf of the Company and the Trusts by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the Company and the Trusts. The validity of the Common Stock, the Senior Notes, the Junior Subordinated Notes, the Guarantees and certain matters relating to such securities will be passed upon on behalf of the Company by Troutman Sanders LLP, Atlanta, Georgia. Certain legal matters will be passed upon for the underwriters by Dewey Ballantine LLP, New York, New York. From time to time, Dewey Ballantine LLP acts as counsel to affiliates of the Company for some matters.

EXPERTS

The consolidated financial statements, the related consolidated financial statement schedule and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$400,000,000

Series 2007B Floating Rate Extendible Senior Notes

PROSPECTUS SUPPLEMENT
March 20, 2007

Joint Book-Running Managers

Goldman, Sachs & Co.	Morgan Stanley